ENDOWMENTS

TRUST INSTRUMENT SUPPLEMENTAL

The undersigned, being the Trustees of Endowments, a Delaware business trust (the "Trust"), acting pursuant to Section 11.08 of the Trust’s Trust Instrument dated May 14, 1998 (the “Trust Instrument”), hereby amend the following Section 4.01, Subsection (u):

(u)
To establish one or more committees, to delegate any of the powers of the Trustees to said committees and to adopt a committee charter providing for such responsibilities, membership (including Trustees, officers or other agents of the Trust therein) and any other characteristics of said committees as the Trustees may deem proper. If the Chairman of the Board is an independent trustee as referenced under Section 4.05, he or she shall be an ex officio member of each committee of which he or she is not otherwise a member. An ex officio member of a committee may take part in discussions of that committee’s business, but shall not be considered for the purposes of calculating attendance, determining a quorum, voting or authorizing any action by such committee. Notwithstanding the provisions of this Article IV, and in addition to such provisions or any other provision of this Trust Instrument or of the Bylaws, the Trustees may by resolution appoint a committee consisting of less than the whole number of Trustees then in office, which committee may be empowered to act for and bind the Trustees and the Trust, as if the acts of such committee were the acts of all the Trustees then in office, with respect to the institution, prosecution, dismissal, settlement, review or investigation of any action, suit or proceeding which shall be pending or threatened to be brought before any court, administrative agency or other adjudicatory body;

The aforesaid amendment was declared advisable and approved by resolution of the entire Board of Trustees of the Trust at a meeting duly held on February 23, 2006.

The supplement of the Trust Instrument as hereinabove set forth has been duly advised by the Board of Trustees of the Trust.

The foregoing shall be effective as of February 23, 2006.

/s/ Robert J. Denison     /s/ Gail L. Neale
Robert J. Denison, as Trustee    Gail L. Neale, as Trustee

/s/ Steven D. Lavine     /s/ Robert G. O’Donnell
Steven D. Lavine, as Trustee    Robert G. O’Donnell, as Trustee

/s/ Joseph M. Lumarda     /s/ Thomas E. Terry
Joseph M. Lumarda, as Trustee    Thomas E. Terry, as Trustee

/s/ Patricia A. McBride     /s/ Robert C. Ziebarth
Patricia A. McBride, as Trustee    Robert C. Ziebarth, as Trustee

Dated:  2/23/06